FOR IMMEDIATE RELEASE

IFF SALES AND EARNINGS FOR FIRST QUARTER MEET EXPECTATIONS
COMPANY ANNOUNCES REPURCHASE OF DEBT
PROVIDES GUIDANCE FOR SECOND QUARTER AND CONFIRMS OUTLOOK FOR 2003

New York, N.Y., April 28, 2003...International Flavors & Fragrances Inc. (NYSE: IFF) ("IFF" or "the Company") reported that net sales and earnings per share for the first quarter 2003 met expectations.

First quarter 2003 sales totaled $466.2 million, increasing 5% in comparison to the prior year quarter. Sales for the first quarter 2002 included $5.1 million attributable to non-core businesses that the Company disposed of during 2002; excluding such sales from the 2002 results, first quarter 2003 sales increased 6% in comparison to the prior year. Reported sales for the 2003 quarter benefited from the strengthening of various currencies, most notably the Euro, the Japanese Yen and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the first quarter 2003 would have declined approximately 1% in comparison to the prior year quarter, excluding sales attributable to the non-core businesses from the 2002 results.

Earnings per share for the first quarter 2003 were $.34 compared to $.44 for the prior year quarter. The 2003 results include $20.4 million ($13.5 million after tax or $.14 per share) of nonrecurring charges related to the Company's ongoing reorganization plan. Excluding the effects of these nonrecurring charges, earnings per share would have been $.48, an increase of 9% in comparison to the prior year quarter.

Excluding, for comparative purposes, the sales attributable to non-core businesses disposed of during 2002, sales for the first quarter 2003 reflected the following:

•	North America flavor and fragrance sales declined by 3% and 7%, respectively; in total the region declined by 5%, reflecting weak economic conditions and customer efforts to reduce inventory levels.

•	Local currency flavor sales in Europe increased 3%, resulting in a 21% increase in reported dollar sales; fragrance sales declined 2% in local currency, resulting in a 17% increase in reported dollar sales. Overall, the region’s sales were flat in local currency and increased 19% in dollars. The local currency flavor performance reflected the benefit of new wins. Local currency fragrance sales were impacted by an 11% decline in aroma chemical sales in comparison to the prior year; in the first quarter 2002, aroma chemical sales had increased 26% in local currency.

•	Local currency sales in Asia-Pacific were flat, resulting in a 4% increase in reported dollar sales. Fragrance sales increased 6% in local currency and 11% in reported dollars. Local currency flavor sales declined 6% resulting in flat sales in reported dollars. The flavor sales performance was impacted by continued economic weakness in Japan, Indonesia and the Philippines.

•	Latin America sales declined 5%, mainly due to persistent weakness in Brazil, Mexico and Venezuela. Fragrance sales declined 4% while flavor sales declined 9%.

•	India sales increased 18% in local currency and 22% in dollars. This performance was led by a 20% local currency increase in fragrances; flavor sales increased 16% in local currency. The performance reflected the benefit of many new wins in both flavors and fragrances in the region.

Richard A.Goldstein, Chairman and Chief Executive Officer of IFF, said, “We are pleased with the results, particularly in view of the challenging economic conditions we face globally. With our renewed commitment to customer service and Research & Development, in combination with the steps we’ve taken to streamline our business and realize operating efficiencies, I am confident we will achieve superior long-term operating results, thus rewarding our shareholders.”

Reorganization Actions
On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. On completion, the reorganization is expected to yield annual savings approximating $25 million to $30 million. A portion of these savings is to be reinvested in the business although a substantial portion is expected to contribute to improving earnings.

As a result of the actions taken in the first quarter 2003, the Company recorded nonrecurring pre-tax charges of $20.4 million ($13.5 million after tax or $.14 per share) in the quarter; essentially all elements of these charges relate to employee terminations. In the first quarter, the Company eliminated over 150 positions, principally in its North American and European operating regions.

At the time the reorganization was announced, the Company expected to incur approximately $90 million to $100 million in related pre-tax costs; certain actions remain to be taken during the course of 2003, and the Company anticipates that total expected pre-tax costs will now approximate $110 million. To date, the Company has recorded approximately $94 million of the expected pre-tax charges.

Debt Repurchase
At December 31, 2002, the Company had $1,057 million of debt outstanding, including deferred gains on interest swap transactions approximating $58 million; debt included $700 million of 6.45% long-term notes maturing in May 2006. During the first quarter, the Company repurchased $149 million of the notes; in April 2003, the Company repurchased an additional $51 million of the notes. All repurchases were funded with commercial paper.

The repurchases were intended to take full advantage of the Company's strong cash flows and to enable the Company to reduce long-term debt prior to the notes' scheduled maturity in 2006. Interest expense will also be reduced as a result of the shift to commercial paper borrowing. The Company expects, based on current commercial paper borrowing rates, to save approximately $4.0 million annually in interest expense as a benefit of replacing the notes with commercial paper; expected interest expense savings in 2003 approximate $3.0 million.

As a result of premiums paid for the notes repurchased in the first quarter 2003, the Company incurred a pre-tax loss of $2.7 million included in Other income (expense). The Company will record an additional loss approximating $1.6 million in the second quarter 2003 as a result of the repurchase of notes in April. The Company does not anticipate additional repurchases of notes this year. Losses from the debt repurchase have been considered in establishing earnings guidance for the second quarter and full year 2003 discussed below.

Second Quarter 2003
For the second quarter 2003, IFF expects sales to be flat in local currency and to increase approximately 5% - 6% in reported dollars in comparison to the 2002 second quarter. For purposes of this comparison, the 2002 second quarter sales exclude $4.3 million of sales attributable to those non-core businesses disposed of in 2002.

IFF expects second quarter 2003 earnings, excluding nonrecurring charges, to be in the range of $.58-$.60 per share. For comparative purposes, 2002 second quarter earnings were $.47 per share. The 2002 second quarter results include nonrecurring charges taken in connection with the Company's reorganization plan of $.07 per share; excluding the effect of such charges, 2002 second quarter earnings per share would have been $.54.

Outlook for 2003 Confirmed
Consistent with guidance previously provided, IFF expects local currency sales growth in the low-single digits in 2003, excluding for comparative purposes approximately $9.4 million of 2002 sales related to non-core businesses disposed of during 2002. Based on current exchange rates, currency is expected to be favorable by approximately 5% for the year, resulting in an expected increase of 7-8% in reported dollars. On a percentage basis, growth is forecast to be in the high-single digits in India. North America, Europe, and Asia-Pacific are expected to grow in low-single digits while Latin America is expected to be flat with 2002.

IFF expects earnings per share for 2003, excluding nonrecurring charges, to increase between 10% and 15% over comparable 2002 results of $1.92 per share, and to be in the range of $2.12 to $2.20.

About IFF
IFF is the world's leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products--from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.8 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements in this release, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call
 There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the first quarter 2003. The dial in number for U.S.-based participants is 800-406-5356; for international participants, the number is 913-981-5572. The pass code for the call is 436240.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Monday, April 28, 2003 and ending at Midnight on Friday, May 23, 2003. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code is 436240.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

Contact
Douglas J. Wetmore
Senior Vice President &
Chief Financial Officer
212-708-7145

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended March 31,

	2002	2003
Net sales	$445,844	$466,224
Cost of goods sold	259,864	270,447

Gross margin on sales	185,980	195,777
Research & development	35,170	38,962
Selling and administrative	75,386	76,115
Amortization	3,158	3,158

	72,266	77,542
Nonrecurring charges	--	(20,389)
Interest expense	(10,427)	(8,113)
Other income (expense), net	1,965	(2,526)

Pretax income	63,804	46,514
Income taxes	21,857	14,497

Net income	$41,947	$32,017

Including nonrecurring charges
Net income	$41,947	$32,017
Earnings per share - basic	$.44	$.34
Earnings per share - diluted	$.44	$.34

Excluding nonrecurring charges
Net income	$41,947	$45,494
Result per share - basic	$.44	$.48
Result per share - diluted	$.44	$.48

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31,	March 31,
	2002	2003

Cash & short-term investments	$15,165	$16,334
Receivables	338,607	380,939
Inventories	421,603	422,872
Other current assets	91,374	125,827

Total current assets	866,749	945,972
Property, plant and equipment, net	520,499	511,805
Goodwill and other intangibles, net	782,703	779,545
Other assets	62,743	53,400

Total assets	$2,232,694	$2,290,722

Commercial paper/notes payable - bank	$49,663	$294,385
Other current liabilities	309,834	321,517

Total current liabilities	359,497	615,902
Long-term debt	1,007,085	793,208
Non-current liabilities	291,434	293,216
Shareholders' equity	574,678	588,396

Total liabilities and shareholders’ equity	$2,232,694	$2,290,722

Capital spending in quarter:       $ 11.3 million
 Depreciation in quarter:             $ 18.2 million

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Average Shares Outstanding (000's)                  2002                   2003

Basic                                                                94,534                 94,158
Diluted                                                             96,182                 95,281

As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total
North America	(7)	(10)	(8)
Europe - Reported	17	21	19
Europe - Local Currency	(2)	3	-
Latin America	(4)	(9)	(5)
Asia Pacific - Reported	11	-	4
Asia Pacific - Local Currency	6	(6)	-
India	27	17	22
India - Local Currency	20	16	18
Total - Reported	6	4	5
Total - Local Currency	(1)	(4)	(2)

Pro-Forma to Reflect Businesses Disposed of During 2002

% Change in Sales by Area of Destination	Fragrances	Flavors	Total
North America	(7)	(3)	(5)
Europe - Reported	17	21	19
Europe - Local Currency	(2)	3	-
Latin America	(4)	(9)	(5)
Asia Pacific - Reported	11	-	4
Asia Pacific - Local Currency	6	(6)	-
India	27	17	22
India - Local Currency	20	16	18
Total - Reported	6	6	6
Total - Local Currency	(1)	(1)	(1)